Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Provides Operations Update, Announces Completion

of Facilities Upgrade in Main Pass 25 Field

Houston, TX – July 15, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on recent operations, including completion of facilities upgrade operations to return its Main Pass 25 Field to optimal uninterrupted production.

In Main Pass 25 Field, as previously announced, the Company has, for almost 6 months, experienced production curtailments resulting from third party handling issues and temporary lack of gas lift. In order to address those issues, the Company commenced a facilities upgrade program in the field. The Company has now completed the installation of the Main Pass 25 facility expansion project, including a 4-pile jacket and deck, and an oil storage barge, which will handle production from the field, is now in place and moored adjacent to the newly-installed jacket.  This facility upgrade project is designed to allow lower system operating pressure, which is expected to result in increased well productivity in Main Pass 25 Field.  The facilities upgrade is also expected to allow the Company to handle additional third party production and add gas supply for gas lift, while reducing operating costs through direct cost savings and cost sharing for common use systems.

The Company’s previously announced production enhancement program (or “PEP”), which involves tubing replacement work, recompletions, workovers, gas lift optimization and gravel pack remediation in Grand Bay and Breton Sound 32 fields, began on May 27, 2013 and is on track.  The Company has completed and brought to productive status five out of six wells that have undergone tubing change outs to date.  Those wells are currently being evaluated relative to additional work to optimize production which may entail, among other operations, chemical stimulation to clean up existing perforations and improve hydrocarbon inflow and additional perforations. Only one PEP well to date was unsuccessful due to split casing and that well has been temporarily abandoned for future work. Cumulative initial production rates from the five successful PEP wells was gross 92 barrels of oil equivalent per day. One of the PEP wells is expected to add proved developed producing reserves and potential new perforations in two other PEP wells are also expected to add reserves. The Company is under authorization for expenditure (“AFE”) by 3% on PEP projects to date, including the unsuccessful job, and under AFE by 11% on successful jobs only.  Payout of the PEP projects completed to date is estimated at 8.9 months, including the unsuccessful job, based on initial production rates and without chemical stimulation or additional perforations which are expected to increase production and accelerate payout. The estimated cost per barrels of oil equivalent of expected recovery from the PEP wells to date is $20.29.

Thomas F. Cooke, Saratoga’s Chairman and Chief Executive Officer, said “We have experienced some delays in initiating and completing our operational projects which have put us behind schedule operationally and from a production standpoint over the first half of 2013. While the delays experienced have been frustrating, we are pleased that the PEP is finally underway and progressing as expected and our production facilities upgrade at Main Pass 25 field is now complete. Having cleared those hurdles, and with the initiation of drilling operations on our Rocky horizontal well, we are optimistic that our development program is back on track for the second half of 2013. We continue to add additional wells to our inventory for the PEP program as well as high-grade recompletions and workover candidates.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,033 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the timing and ultimate levels of production from the Main Pass 25 Field, the ultimate results of the PEP and the results of the Company’s development program during the second half of 2013. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company  and  its  management  are  based  on  estimates,  projections,  beliefs  and  assumptions  of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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